EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
dated as of
NOVEMBER 29, 2010
by and among
RANK GROUP LIMITED,
UNCLE ACQUISITION 2010 CORP
and
UCI INTERNATIONAL, INC.

Schedules

Schedule 1.1	Permitted Liens
Schedule 4.2	Subsidiaries
Schedule 4.4	Exceptions to No Conflict Representation
Schedule 4.5	Governmental Authorities; Consents
Schedule 4.6	Capitalization
Schedule 4.7(a)	Capitalization of Subsidiaries
Schedule 4.11	Litigation
Schedule 4.12	Compliance with Laws
Schedule 4.13	Contracts
Schedule 4.14(a)	Company Benefit Plans
Schedule 4.14(d)	Multiemployer Plans
Schedule 4.14(e)	Acceleration or Creation of Payments or Benefits
Schedule 4.15	Labor Relations
Schedule 4.16(e)	Tax Agreements
Schedule 4.17	Insurance
Schedule 4.18	Permits
Schedule 4.19	Real Property
Schedule 4.20	Intellectual Property
Schedule 4.21	Environmental Matters
Schedule 4.22	Absence of Changes
Schedule 4.23	Brokers’ Fees
Schedule 4.24	Fees and Expenses
Schedule 4.25	Related Party Transactions
Schedule 5.3	Exceptions to No Conflict Representation
Schedule 5.5	Governmental Authorities; Consents
Schedule 5.7	Brokers’ Fees
Schedule 6.1	Conduct of Business

Annexes
Annex A — Holder Acknowledgment
Annex B — Certificate of Merger

AGREEMENT AND PLAN OF MERGER
          This Agreement and Plan of Merger (this “Agreement”), dated as of November 29, 2010, is entered into by and among Rank Group Limited, a New Zealand company (“Acquiror”), Uncle Acquisition 2010 Corp, a Delaware corporation and an Affiliate of Acquiror to be formed and to join this Agreement pursuant to Section 7.5 of this Agreement (“Merger Sub”), and UCI International, Inc., a Delaware corporation (the “Company”).
          WHEREAS, the respective Boards of Directors of Acquiror and the Company have approved and declared, and the Board of Directors of Merger Sub will approve and declare, advisable the Merger (defined below) upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (defined below); and
          WHEREAS, the respective Boards of Directors of Acquiror and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is fair to, and in the best interest of, their respective stockholders.
          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:
ARTICLE I.
CERTAIN DEFINITIONS
     1.1 Definitions. As used herein, the following terms shall have the following meanings:
          “Acquiror” has the meaning specified in the Preamble hereto.
          “Acquiror Cure Period” has the meaning specified in Section 10.1(c).
          “Action” means any claim, action, suit, audit, assessment, arbitration, or any proceeding or investigation, by or before any Governmental Authority.
          “Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.
          “Affiliate Arrangements” has the meaning specified in Section 4.25.
          “Aggregate Fully-Diluted Common Shares” means (i) the aggregate number of Common Shares (including, for the avoidance of doubt, all Restricted Shares) held by all Pre-Closing Holders immediately prior to the Effective Time (other than Dissenting Shares), plus (ii) the aggregate number of shares of Common Stock issuable upon the exercise in full of all Vested Options held by all Pre-Closing Holders immediately prior to the Effective Time, plus (iii) the aggregate number of Dissenting Shares outstanding immediately prior to the Effective Time.
          “Aggregate Vested Option Exercise Price” means the sum of the exercise prices that would be payable upon exercise in full of all Vested Options held by all Pre-Closing Holders immediately prior to the Effective Time.
          “Agreement” has the meaning specified in the Preamble hereto.
          “Alternative Financing” has the meaning specified in Section 7.4.
          “Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).
          “Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.
          “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
          “Carlyle Portfolio Companies” has the meaning specified in Section 4.22(c).
          “Cash Per Fully-Diluted Common Share” means (i) the sum of (A) the Merger Consideration, plus (B) the Aggregate Vested Option Exercise Price, divided by (ii) the Aggregate Fully-Diluted Common Shares.
          “Certificate of Merger” has the meaning specified in Section 2.1(a).
          “Certificates” has the meaning specified in Section 3.2(b).
          “Closing” has the meaning specified in Section 2.5.
          “Closing Date” has the meaning specified in Section 2.5.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Commitment Letters” has the meaning specified in Section 7.4.
          “Common Share” has the meaning specified in Section 3.1(a).
          “Common Stock” means the common stock, par value $0.01 per share, of the Company.
          “Company” has the meaning specified in the Preamble hereto.

          “Company Benefit Plan” has the meaning specified in Section 4.14(a).
          “Company Credit Agreement” has the meaning specified in Section 8.2(a)
          “Company Cure Period” has the meaning specified in Section 10.1(b).
          “Company SEC Reports” has the meaning specified in Section 4.8.
          “Confidentiality Agreement” has the meaning specified in Section 11.10.
          “Constituent Corporations” has the meaning specified in Section 2.1(a).
          “Contemplated Public Offering” means the public offering of Common Stock contemplated by the IPO Registration Statement.
          “Continuing Employees” has the meaning specified in Section 7.3(a).
          “Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.
          “Credit Agreement Termination” has the meaning specified in Section 8.2(a).
          “Debt Financing” has the meaning specified in Section 6.6.
          “DGCL” has the meaning specified in Section 2.1(b).
          “Dissenting Share” has the meaning specified in Section 3.1(a).
          “Dissenting Stockholders” has the meaning specified in Section 3.1(a).
          “Effective Time” has the meaning specified in Section 2.5.
          “Environmental Laws” means any and all applicable foreign, U.S. federal, state or local laws, statutes, ordinances, rules, or regulations relating to Hazardous Materials or the protection of the environment, including laws relating to contamination, as in effect on the date hereof.
          “Equity Incentive Plan” means the Amended and Restated Equity Incentive Plan of the Company dated as of December 23, 2008.
          “ERISA” has the meaning specified in Section 4.14(a).
          “Exchange Act” has the meaning specified in Section 4.8.
          “Exchange Agent” has the meaning specified in Section 3.2(a).
          “Financial Statements” has the meaning specified in Section 4.9(a).
          “Floating Rate Notes” has the meaning specified in Section 8.2(b).

          “Foreign Benefit Plan” has the meaning specified in Section 4.14(g).
          “Funding Amount” has the meaning specified in Section 3.2(a).
          “GAAP” means the United States generally accepted accounting principles.
          “Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.
          “Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
          “Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law.
          “Holder Acknowledgment” means a written acknowledgement signed by a Pre-Closing Holder of Vested Options acknowledging cancellation of all Options held by such holder, in substantially the form attached as Annex A hereto.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
          “Indenture” has the meaning specified in Section 8.2(b).
          “Intellectual Property” means any of the following: (i) patents and patent applications; (ii) registered and unregistered trademarks, service marks and trade names, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (iii) registered and unregistered copyrights, and applications for registration of copyright; (iv) internet domain names; (v) trade secrets, know how and other proprietary rights; (vi) rights in computer software; and (vii) licenses with respect to any of the foregoing.
          “IPO Registration Statement” means the registration statement number 333-168336 (including all amendments thereto through the date of this Agreement) filed with the SEC by the Company on Form S-1.
          “Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
          “Leased Real Property” means all real property leased by the Company or any of its Subsidiaries pursuant to the Real Property Leases.

          “Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.
          “Management Agreement” means that certain Management Agreement, dated as of June 20, 2003 by and between UCI and TC Group, L.L.C.
          “Material Adverse Effect” means any change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following changes, effects, events, circumstances, occurrences or state of facts, alone or in combination, be deemed to constitute, nor shall any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of the Company and its Subsidiaries: (i) any change (after the date hereof) in applicable Laws or GAAP or any interpretation thereof, (ii) general economic, political or business conditions or changes therein (including commencement, continuation or escalation of war, armed hostilities or national or international calamity), (iii) financial and capital markets conditions, including interest rates and currency exchange rates, and any changes therein, (iv) seasonal fluctuations in the business of the Company and its Subsidiaries, (v) any change generally affecting the automotive aftermarket industry, (vi) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, (vii) the compliance with the terms of this Agreement or the taking of any action (or the omission of any action) required or contemplated by this Agreement, (viii) any natural disaster, act of terrorism or change in geopolitical conditions, (ix) any failure of the Company and/or its Subsidiaries to meet any projections or forecasts (provided that this clause (ix) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)), or (x) any action to which Acquiror has consented in writing or hereafter consents in writing; (I) except in the case of clauses (i), (ii), (iii), (iv), (v) and (viii), to the extent that such matters materially and disproportionately impact the Company and its Subsidiaries (taken as a whole) relative to other businesses operating in the industries in which the Company and its Subsidiaries operate and (II) clauses (vi) and (vii) shall not apply in determining the accuracy of any representation of the Company with respect to the effect of the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.
          “Material Contract” has the meaning specified in Section 4.13(a).
          “Merger” has the meaning specified in Section 2.1(a).
          “Merger Consideration” has the meaning specified in Section 3.1(c).
          “Merger Sub” has the meaning specified in the Preamble hereto.
          “Mortgage Liens” means all mortgages, deeds of trust and similar or related instruments encumbering any parcel of Real Property.

          “Option” has the meaning specified in Section 3.1(a).
          “Owned Real Property” means all real property owned by the Company or any of its Subsidiaries, together with all improvements and fixtures presently or hereafter located thereon or attached or appurtenant thereto.
          “Payoff Amount” has the meaning specified in Section 8.2(a).
          “Payoff Letter” has the meaning specified in Section 8.2(a).
          “Permitted Liens” means (i) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings, (iii) Liens securing rental payments under capital lease agreements, (iv) easements, covenants, rights of way and similar restrictions of record, and encroachments and other defects in title to real property that would be disclosed by a current, accurate survey or physical inspection of such real property, that do not materially interfere with the present or intended uses of such Real Property or materially detract from the value of such Real Property if sold for its current or intended use, (v) Liens (other than Mortgage Liens) securing payment, or any other obligations, of the Company or its Subsidiaries with respect to indebtedness, and (vi) Liens described on Schedule 1.1.
          “Permits” has the meaning specified in Section 4.12.
          “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
          “Pre-Closing Holders” means all Persons who hold one or more Common Shares or Vested Options immediately prior to the Effective Time.
          “Real Property” means the Owned Real Property and the Leased Real Property.
          “Real Property Leases” means all real property leases, subleases, licenses and occupancy agreement, together with any amendments and modifications thereto, pursuant to which the Company or any of its Subsidiaries is the lessee, sublessee, licensee, user or occupant of real property and provides for annual rental payments in excess of $1,000,000.
          “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, seeping, dispersal or migration, including the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air.
          “Representative” has the meaning specified in Section 6.5.
          “Restricted Shares” means shares of Common Stock issued as restricted stock pursuant to the Equity Incentive Plan.

          “SEC” has the meaning specified in the preamble to Article IV.
          “Securities Act” has the meaning specified in Section 4.8.
          “Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock approving and adopting this Agreement and the transactions contemplated hereby.
          “Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.
          “Surviving Corporation” has the meaning specified in Section 2.1(b).
          “Taxes” means (i) all federal, state, local, foreign and other taxes (including withholding taxes), customs, duties, imposts and other similar governmental charges of any kind or nature whatsoever, together with any interest and any penalties, additions or additional amounts with respect thereto and (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of law.
          “Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.
          “Terminating Acquiror Breach” has the meaning specified in Section 10.1(c).
          “Terminating Company Breach” has the meaning specified in Section 10.1(b).
          “Termination Date” means February 28, 2011, provided that if, prior to such date, a party to this Agreement brings any Action to enforce specifically the obligations of a party to consummate (or to take actions necessary to consummate or permit the consummation of) the transactions contemplated hereby, the Termination Date shall automatically be extended until the date in which such Action is no longer pending, or, if such Action results in an order specifically enforcing the Closing, two years after the entry of such order (or until such earlier time as the party with the benefit of the order ceases to actively pursue the consummation of the Closing).
          “Termination Fee” has the meaning specified in Section 10.3(a).
          “UCI” means United Components, Inc., the indirect, wholly-owned subsidiary of the Company.
          “Vested Options” has the meaning specified in Section 3.1(a).
     1.2 Construction.

     (a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation,” and (vi) the word “or” shall be disjunctive but not exclusive.
     (b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
     (c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
     (d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
     (e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
     (f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
     1.3 Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge of, in the case of the Company, Bruce Zorich, Mark Blaufuss, Keith Zar, Mike Gibbons, Dee Monge, Tom Blackerby, Dave Peace, Curtis Draper and Mike Malady, and in the case of all other Persons, such Person’s executive officers.
ARTICLE II.
THE MERGER; CLOSING
     2.1 The Merger.
          (a) Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) are hereby adopting a plan of merger, providing for the merger of Merger Sub with and into the Company, with the Company being the surviving corporation. This merger (the “Merger”) shall be consummated in accordance with this Agreement and evidenced by a Certificate of Merger in substantially the form of Annex B hereto (the “Certificate of Merger”), such Merger to be consummated as of the Effective Time (as defined below).
          (b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the Delaware General Corporation Law (the “DGCL”) as an Affiliate of Acquiror.

          2.2 Effects of the Merger. At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, and all choses in action belonging to each such corporation, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of either Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.
          2.3 Certificate of Incorporation and Bylaws; Officers and Directors. At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated in their entirety in the form of the certificate of incorporation and bylaws, respectively, of the Merger Sub as in effect immediately prior to the Effective Time, and as amended shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter amended as provided therein and under the DGCL, and the directors and officers of the Surviving Corporation shall be the directors and officers of Merger Sub immediately prior to the Effective Time.
          2.4 Filing of Certificate of Merger. Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, the parties shall file and record all relevant documents, including the Certificate of Merger, with the appropriate government officials to effectuate the Merger as soon as practicable on the Closing Date.
          2.5 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, NY 10022, at 10:00 a.m. on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied by deliveries made by the respective parties at the Closing, but subject to their satisfaction at the Closing) or such other time and place as Acquiror and the Company may mutually agree (the “Closing Date”); provided, that unless otherwise agreed by Acquiror, the Closing shall not occur prior to the earlier of (i) such date as Acquiror and/or its Affiliates shall have obtained the proceeds of the Debt Financing and (ii) February 4, 2011. Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided that this Agreement has not been terminated pursuant to the provisions hereof, on the Closing Date, Merger Sub and the Company shall cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. For purposes of this Agreement, the “Effective Time” shall mean the time at which the Certificate of Merger has been duly filed in the Office of the

Secretary of State of the State of Delaware and has become effective in accordance with the DGCL.
ARTICLE III.
EFFECTS OF THE MERGER ON THE CAPITAL STOCK AND EQUITY AWARDS
OF THE CONSTITUENT CORPORATIONS
3.1	Conversion of Company Shares and Options.
          (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Common Stock, (i) (A) each share (a “Common Share”) of Common Stock (including any Restricted Shares) that is issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock, if any, held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger, and other than shares (each, a “Dissenting Share”) of Common Stock held by Persons who object to the Merger and comply with the provisions of the DGCL concerning the rights of holders of Common Stock to dissent from the Merger and require appraisal of their shares of Common Stock (the “Dissenting Stockholders”), which treasury shares and Dissenting Shares shall not constitute “Common Shares” hereunder) and (B) each option to purchase shares of Common Stock (“Option”) that is vested, unexercised and outstanding immediately prior to the Effective Time (including any portion of such option that becomes vested and exercisable as a result of the Merger) (such Options collectively being referred to herein as the “Vested Options”), shall thereupon be canceled and converted into and become the right to receive the applicable portion of the Merger Consideration, as determined pursuant to Section 3.1(c), and (ii) each Option that is unexercised and outstanding but not vested immediately prior to the Effective Time shall terminate and be forfeited for no consideration.
          (b) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.
          (c) The “Merger Consideration” shall consist of $375,000,000 in cash. The Merger Consideration shall be allocated among the Pre-Closing Holders as set forth below in this Section 3.1(c). Each Pre-Closing Holder shall be entitled to receive in respect of the Common Shares held by such holder immediately prior to the Effective Time a portion of the Merger Consideration equal to (x) the Cash Per Fully-Diluted Common Share, multiplied by (y) the number of Common Shares held by such holder immediately prior to the Effective Time. Each Pre-Closing Holder shall be entitled to receive in respect of the Vested Options held by such holder immediately prior to the Effective Time a portion of the Merger Consideration equal to (i) the product of (x) the Cash Per Fully-Diluted Common Share, multiplied by (y) the aggregate number of shares of Common Stock issuable upon exercise in full of all Vested Options held by such holder immediately prior to the Effective Time, minus (ii) the aggregate cash exercise price payable upon exercise of all Vested Options held by such holder immediately prior to the Effective Time.
     3.2 Payment and Exchange of Certificates.

          (a) Immediately prior to the Effective Time, Acquiror shall cause Merger Sub to pay to an exchange agent (the “Exchange Agent”) selected by the Company and reasonably acceptable to Acquiror, by wire transfer of immediately available funds, an amount (the “Funding Amount”) equal to (i) the Merger Consideration, minus (ii) the product of (x) the number of Dissenting Shares and (y) the Cash Per Fully-Diluted Common Share; provided that Acquiror will promptly thereafter cause Merger Sub to pay to the Exchange Agent any amounts by which the Funding Amount increases due to any Dissenting Shares becoming Common Shares in accordance with Section 3.5. Notwithstanding the foregoing, to facilitate effecting the applicable withholding of Taxes and the required wage reporting in respect of Vested Options and Restricted Shares, the Company and Acquiror may agree that payment in respect of such Vested Options and Restricted Shares will be processed through the Company’s payroll system, in which case the amount payable to the Exchange Agent pursuant to the immediately preceding sentence shall be further reduced by the aggregate amount of payments to be effected through such payroll system, and the Exchange Agent shall have no responsibility to make payments in respect of Vested Options and Restricted Shares.
          (b) After the Effective Time, each Pre-Closing Holder of an outstanding certificate or certificates for Common Shares (collectively, the “Certificates”) and each Pre-Closing Holder of Vested Options, upon surrender of such Certificates to the Exchange Agent (or, in the case of a Pre-Closing Holder of Vested Options, upon delivery of a Holder Acknowledgment to the Exchange Agent), shall be entitled to receive from the Exchange Agent in exchange therefor such portion of the Merger Consideration into which such holder’s Common Shares and/or Vested Options shall have been converted as a result of the Merger; provided, however, that any payment with respect to Restricted Shares held by employees of the Company or its Subsidiaries that vest at the time of, or immediately prior to, the Merger and Vested Options held by employees of the Company or its Subsidiaries shall be reduced by the amount of any Taxes required to be withheld under applicable Law with respect to such payments and amounts so withheld shall be paid by the Exchange Agent to the Company for disbursement to the applicable taxing authority. Notwithstanding the foregoing, in the event that any Pre-Closing Holder of Common Shares delivers the Certificate(s) representing such Common Shares, or any Pre-Closing Holder of Vested Options delivers a Holder Acknowledgment with respect to such holder’s Options, to Acquiror at the Closing, Acquiror shall pay (or shall cause the Company to pay, following the Closing) the amount which such holder is entitled in consideration therefor directly to such holder promptly following the Closing by wire transfer of immediately available funds or through the Company’s payroll system and the Funding Amount payable to the Exchange Agent shall be reduced by such amounts (subject, in the case of any Restricted Shares or Vested Options, to withholding for Taxes, which amounts shall be paid to the Company for disbursement to the applicable taxing authority). Pending such surrender and exchange of a Pre-Closing Holder’s Certificate(s) (or, in the case of a Pre-Closing Holder of Vested Options, such delivery of a Holder Acknowledgment), such holder’s Certificate(s) and any documents evidencing such holder’s Vested Options shall be deemed for all purposes to evidence such holder’s right to receive the portion of the Merger Consideration into which such Common Shares or Vested Options shall have been converted by the Merger.
     3.3 Exchange Agent. Promptly following the date which is one year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Pre-Closing Holder of a Certificate (other than Certificates representing Dissenting Shares) and each Pre-Closing Holder of Vested Options who has not delivered a Holder Acknowledgment may surrender such Certificate or deliver such Holder Acknowledgment to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly pay or cause to be paid, the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III without any interest thereon.
     3.4 Lost Certificate. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Acquiror, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III.
     3.5 Dissenting Shares. Notwithstanding the foregoing provisions of this Article III, the Dissenting Shares shall not be converted into a right to receive the Merger Consideration and the holders thereof shall be entitled to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish such holder’s entitlement to appraisal rights as provided in Section 262 of the DGCL, or (ii) if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment for such holder’s shares under Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such shares and each such share shall not constitute a Dissenting Share and shall be treated as if it had been a Common Share (and such holder shall be treated as a Pre-Closing Holder) immediately prior to the Effective Time and converted, as of the Effective Time, into a right to receive from the Surviving Corporation the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III, without any interest thereon. The Company shall serve prompt notice to Acquiror of any demands for appraisal of any Dissenting Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Acquiror shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Acquiror, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.
     3.6 Withholding. Notwithstanding any other provision to this Agreement, Acquiror, Merger Sub, the Company and the Exchange Agent shall be entitled to deduct and withhold from the cash otherwise deliverable in respect of any payment made pursuant to this Agreement such amounts that Acquiror, Merger Sub, the Company or the Exchange Agent are required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of United States federal, state or local Tax law. To the extent that amounts are so withheld, and duly deposited with the appropriate Governmental Authority, by Acquiror, Merger Sub, the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this

Agreement as having been paid to the person in respect of which such deduction and withholding was made.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as (i) as disclosed in any of the Company SEC Reports filed with the Securities and Exchange Commission (the “SEC”) on or after December 31, 2008, but prior to the date of this Agreement, but excluding any disclosures in the “Risk Factors,” “Forward Looking Statements” or other sections thereof that is cautionary, predictive or forward-looking in nature or (ii) set forth in the Schedules to this Agreement provided, that disclosure in any section of the schedules to this Agreement shall apply to the indicated Section of this Agreement as well as to any other Section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to such other Section of this Agreement, the Company represents and warrants to Acquiror and Merger Sub as follows:
     4.1 Corporate Organization of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted. The copies of the certificate of incorporation and bylaws of the Company previously made available by the Company to Acquiror are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.
     4.2 Subsidiaries. The Subsidiaries of the Company as of the date of this Agreement are set forth on Schedule 4.2. Except as set forth on Schedule 4.2, none of the Company or any of its Subsidiaries (i) owns any minority equity interest in any Person or (ii) has any obligation (contingent or otherwise) to make any equity investment in any other Person. The Subsidiaries have been duly formed or organized and are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own or lease all of their properties and assets and to conduct their business as it is now being conducted. The Company has previously provided to Acquiror true, correct and complete copies of the organizational documents of its Subsidiaries. Each Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.
     4.3 Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement (other than the adoption of this

Agreement by the Company’s stockholders, which adoption will occur immediately following execution of this Agreement by the Company). This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
     4.4 No Conflict. Except as set forth on Schedule 4.4, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 or on Schedule 4.5, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (i) violate any provision of, or result in the breach of the Certificate of Incorporation, Bylaws or other organizational documents of the Company or any of its Subsidiaries; (ii) violate any applicable Law, judgment, order, injunction or decree applicable to the Company, any of its Subsidiaries or any of their respective properties or assets; or (iii) terminate or result in the termination of, or require the consent of any Person under, any Material Contract, or result in the creation of any Lien upon any of the material properties or assets of the Company or any of its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a violation or revocation of any required material license, permit or approval from any Governmental Authority; except in the case of clause (ii) and (iii) such violations, breaches, terminations, consents or creations that would not reasonably be expected to have a Material Adverse Effect.
     4.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act or any similar foreign Law; (ii) the filing of the Certificate of Merger in accordance with the DGCL; (iii) filings required to be made with the SEC and (iv) as otherwise disclosed on Schedule 4.5; except such consents, approvals, authorizations, designation, declarations or filings the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect.
     4.6 Capitalization of the Company.
          (a) The authorized capital stock of the Company consists of 5,000,000 shares of Common Stock.
          (b) 2,971,675 shares (which includes 107,840 Restricted Shares) of Common Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.
          (c) Except as set forth on Schedule 4.6, as of the date of this Agreement, the Company has not granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock of the Company or any phantom equity or other similar rights determined with reference to the value of the capital stock of the Company, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of capital stock of the Company, and there are no agreements of any kind which may obligate the Company to issue, purchase, redeem or otherwise acquire any of its capital stock. No shares of capital stock are held in treasury by the Company.
     4.7 Capitalization of Subsidiaries.
          (a) The outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 4.7(a), the Company or one or more of its wholly-owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock of such Subsidiaries free and clear of any Liens (other then Liens described in clauses (i), (ii) and (v) of the definition of Permitted Liens).
          (b) There are no outstanding options, warrants, rights or other securities exercisable or exchangeable for any capital stock of such Subsidiaries or any phantom equity or other similar rights determined with reference to the value of the capital stock of the Company or any of its Subsidiaries, any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of such Subsidiaries’ capital stock, or any agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock. No shares of capital stock are held in treasury by any Subsidiary of the Company.
     4.8 Company SEC Reports. The Company and each of its Subsidiaries has furnished or filed with the SEC each final registration statement, prospectus, report, schedule and definitive proxy statement required to be filed with or furnished to the SEC by the Company or such Subsidiary, pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) from and after December 31, 2008 and prior to the date of this Agreement (the “Company SEC Reports”). No such Company SEC Report, at the time so filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. There are no outstanding or unresolved comments in comment letters received by the Company from the SEC staff with respect to the Company SEC Reports as of the date of this Agreement. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.
     4.9 Financial Statements.

          (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiaries included in the Company SEC Reports and the IPO Registration Statement (the “Financial Statements”) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, in accordance with GAAP, consistently applied during the periods involved, except, in each case, (i) as indicated in such statements or in the notes thereto and (ii) in the case of unaudited statements, (A) as permitted by Form 10-Q, (B) for recurring year-end audit adjustments and (C) for the absence of footnotes and other presentation items.
          (b) Pursuant to management accounts maintained in the ordinary course of business, as of October 31, 2010, the consolidated cash and cash equivalents of the Company and its Subsidiaries (as determined in accordance with GAAP), other than restricted cash, was $160,943,000 and the consolidated outstanding indebtedness for borrowed money of the Company and its Subsidiaries (excluding interest accrued thereon) was $768,798,000. Such management accounts as of such date have been made available to Acquiror.
          (c) The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) sufficient to provide reasonable assurance that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities.
          (d) As of the date hereof, (i) the Company has no intention to restate any historical financial statement of the Company, nor is it considering any such restatement and (ii) neither the Company nor any of its Affiliates has received written notice that Grant Thornton LLP intends to withdraw its audit opinion with respect to any Financial Statements.
     4.10 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has, as of the date of this Agreement, any material liability, debt or obligation (whether absolute, accrued, contingent or otherwise) of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations (i) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (ii) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries, (iii) disclosed on the Schedules hereto or (iv) relating to the transactions contemplated hereby.
     4.11 Litigation and Proceedings. Except (i) as set forth on Schedule 4.11 and (ii) Actions under Environmental Law (as to which certain representations and warranties are made pursuant to Section 4.22), as of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened in writing, Actions against the Company or any of its Subsidiaries (other than investigations) at law or in equity or, to the knowledge of the Company, Actions involving the Real Property or investigations concerning the Company or any of its Subsidiaries or the Real Property, before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     4.12 Legal Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to matters set forth on Schedule 4.12, and compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.22), (i) the Company and its Subsidiaries are in compliance with all applicable Laws, (ii) the Company and each of its Subsidiaries hold all licenses, approvals, consents, registrations and permits necessary for the lawful conduct of their respective businesses as currently conducted (each a “Permit”) and from December 31, 2009 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received or been subject to any written notice, charge, claim or assertion alleging any violations of Laws or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), and (iii) to the knowledge of the Company, no charge, claim, assertion or action of any violation of any Law or Permit by the Company or any of its Subsidiaries is currently threatened against the Company or any of its Subsidiaries (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the Ordinary Course of Business).
     4.13 Contracts; No Defaults.
          (a) Schedule 4.13 contains a listing of all Contracts described in clauses (i) through (viii) below to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (collectively, the “Material Contracts”). True, correct and complete copies of the Contracts listed on Schedule 4.13 have been made available to Acquiror or its agents or representatives.
               (i) Each Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed prior to the date hereof;
               (ii) Each Contract (other than purchase orders with suppliers or customers entered into in the ordinary course of business) that the Company reasonably anticipates will involve aggregate payments or consideration furnished by or to the Company or any of its Subsidiaries of more than $20,000,000 in any year;
               (iii) Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed by the Company or any of its Subsidiaries, including any agreement or commitment for future loans, credit or financing;
               (iv) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries (other than in the ordinary course of business), in each case, involving payments in excess of $20,000,000, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;
               (v) Each lease, sublease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that (x) provides for the ownership of, leasing of, subleasing of, title to, use of, or any leasehold or other interest in any real or personal property and (y) involves aggregate payments in excess of $1,000,000 in any calendar year;
               (vi) Each joint venture Contract, partnership agreement, or limited liability company agreement with any third Person;
               (vii) Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $5,000,000 in any calendar year;
               (viii) Each Contract expressly prohibiting or restricting the ability of the Company or its Subsidiaries to engage in any business, to operate in any geographical area or to compete with any Person;
               (ix) Each Contract pursuant to which the Company or any of its Subsidiaries agrees to indemnify or hold harmless any director of the Company for liabilities incurred in such Person’s capacity as a director (other than the organizational documents of the Company or its Subsidiaries);
               (x) Each written Affiliate Arrangement; and
               (xi) Each written Contract with an investment bank or underwriter relating to payments referred to in Section 4.23 and Section 4.24.
          (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as set forth on Schedule 4.13, as of the date of this Agreement, all of the Contracts listed pursuant to Section 4.13(a) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto. Except as set forth on Schedule 4.13, (x) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in material breach of or material default under any such Contract, (y) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written claim or notice of material breach of or material default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both).
     4.14 Company Benefit Plans.
          (a) Schedule 4.14(a) sets forth a complete list of each material written “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and any other material written plan, policy, program or agreement providing compensation or other benefits to any current or former director, officer or employee, which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries, and under which the Company or any of its Subsidiaries has any material obligation or liability (each, excluding any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, a “Company Benefit Plan”).

          (b) With respect to each Company Benefit Plan, the Company has delivered or made available to Acquiror correct and complete copies of (i) each Company Benefit Plan and any trust agreement relating to such plan, (ii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service with respect to such Company Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Company Benefit Plan, and (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan.
          (c) Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Company Benefit Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; and (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification, (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (C) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter.
          (d) Except as disclosed on Schedule 4.14(d), none of the Company Benefit Plans are subject to Title IV of ERISA, and neither the Company nor any of its Subsidiaries has any material liability or obligation with respect to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. There has not been any “reportable event” (as that term is defined in Section 4043 of ERISA, but excluding reportable events with respect to which notice has been waived by the Pension Benefit Guaranty Corporation) with respect to any Company Benefit Plan during the last three years that is reasonably expected to have a Material Adverse Effect.
          (e) Except as disclosed on Schedule 4.14(e) and except as would not reasonably be expected to result in material liability to the Company, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement will result in the acceleration or creation of any rights of any person to payments or benefits or increases in any payments or benefits or any loan forgiveness. Except as set forth in Section 4.14(e), the Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in any payment that would not be deductible pursuant to Section 280G of the Code as a result of the transactions contemplated by this Agreement.
          (f) To the knowledge of the Company, each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in all material respects in good faith compliance with Section 409A of the Code since January 1, 2005.

          (g) Except as would not reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan that is subject to the Laws of any jurisdiction outside of the United States (each a “Foreign Benefit Plan”) and that is required to be funded is funded to the extent required by applicable Law, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company or any of its Subsidiaries.
     4.15 Labor Relations. Except as disclosed on Schedule 4.15, (a) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, and (b) none of the Company’s employees are represented by any labor organization or works council with respect to their employment with the Company. Except as would not reasonably be expected to have a Material Adverse Effect, there is no labor dispute, strike, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened.
     4.16 Taxes.
          (a) Except as would not reasonably be expected to have a Material Adverse Effect, all material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns are true, correct and complete in all material respects.
          (b) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have fully and timely paid all material Taxes, except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, and without taking into account any transaction contemplated by this Agreement and based on activities to date, adequate reserves in accordance with GAAP have been established by the Company and its Subsidiaries for all Taxes not yet due and payable in respect of taxable periods ending on the date hereof.
          (c) Except as would not reasonably be expected to have a Material Adverse Effect, all material amounts of Tax required to be withheld by the Company and its Subsidiaries have been or will be timely withheld and paid over to the appropriate Tax authority.
          (d) No deficiency for a material amount of Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries (or, to the knowledge of the Company, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being contested in good faith and are Taxes for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. As of the date of this Agreement, no audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to a material amount of Taxes due from or with respect to the Company or any of its Subsidiaries.
          (e) Except as set forth on Schedule 4.16(e), there are no Tax indemnification, allocation or sharing agreements (or similar agreements) under which the Company or any of its

Subsidiaries could be liable for a material amount of Tax liability of an entity that is neither the Company nor any of its Subsidiaries.
          (f) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.
          (g) Neither the Company nor any of its Subsidiaries has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder.
     4.17 Insurance. The Company and its Subsidiaries maintain policies of insurance in such coverage amounts and against such risks as are customary in all material respect for companies or properties of similar size in the industry in which the Company and its Subsidiaries operate. As of the date of this Agreement, all material insurance policies of the Company and its Subsidiaries are in full force and effect, are valid and enforceable and all premiums due thereunder have been paid. Except as set forth on Schedule 4.17, with respect to such insurance policies, as of the date of this Agreement, no written notice of cancellation or termination has been received by the Company and no claim has been reported to the insurance provider that is pending as of the date of this Agreement under any such insurance policy, which claim involves an amount in excess of $1,000,000 individually.
     4.18 Licenses, Permits and Authorizations. Except as set forth on Schedule 4.18, and except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.22), the Company and its Subsidiaries have obtained all of the material Permits necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. The operation of the business of the Company and its Subsidiaries as currently conducted is not in material violation of, nor is the Company or any of its Subsidiaries in material default or material violation under, any Permit required to be listed on Schedule 4.18.
     4.19 Real Property. Schedule 4.19 lists, (a) all Owned Real Property and (b) all Leased Real Property. The Company or one of its Subsidiaries has good and marketable fee simple title to all Owned Real Property, subject only to any Permitted Liens. Except as set forth on Schedule 4.19, the Company or one of its Subsidiaries has a valid and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to any Permitted Liens. Neither the Company nor any of its Subsidiaries is a lessor, sublessor or grantor under any lease, sublease or other instrument granting to another Person any right to the possession, lease, occupancy or enjoyment of the Owned Real Property.
     4.20 Intellectual Property.
          (a) Schedule 4.20 lists each material patent, registered trademark, registered service mark or trade name and registered copyright or mask work owned by the Company or any of its Subsidiaries as of the date of this Agreement for which applications have been filed or registrations or patents have been obtained, whether in the United States or internationally as of the date of this Agreement. Except as set forth on Schedule 4.20, to the knowledge of the Company, the Company or one of its Subsidiaries owns or has the right to use pursuant to license, sublicense, agreement or permission, all material Intellectual Property used in the operation of the business of the Company and its Subsidiaries, as presently conducted.
          (b) Except as would not, individually or in the aggregate, reasonably except to have a Material Adverse Effect or except as set forth on Schedule 4.20, (i) to the knowledge of the Company, the Company and its Subsidiaries are not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, (ii) to the knowledge of the Company, as of the date of this Agreement, no third party is infringing upon any material Intellectual Property of the Company or any of its Subsidiaries, (iii) as of the date of this Agreement, the Company and its Subsidiaries have not received from any Person in the past two (2) years any written notice that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person.
     4.21 Environmental Matters. Except as would not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect or except as set forth on Schedule 4.21, (i) the Company and its Subsidiaries are in compliance with all Environmental Laws; (ii) as of the date of this Agreement, the Company and its Subsidiaries hold and are in compliance with all material permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted; (iii) there are no written Actions or notices pending or, to the knowledge of the Company, issued to or threatened, against the Company or any of its Subsidiaries alleging any violations of or liability under any Environmental Law; (iv) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received notice or, to the Company’s knowledge, is subject to any proceeding under any Environmental Law with respect to any facility to which it has sent any Hazardous Materials for re-use, recycling, reclamation, treatment, storage or disposal; and (v) to the knowledge of the Company, there have been no Releases of Hazardous Materials that have resulted or would reasonably be expected to result in a material investigation or remediation.
     4.22 Absence of Changes. Except as set forth on Schedule 4.22:
          (a) Since December 31, 2009, through and including the date of this Agreement, no event, change or circumstance has occurred that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
          (b) Since December 31, 2009, through and including the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.
          (c) Since September 30, 2010, the Company has not paid any dividends or made any distributions in respect of its Common Stock and had not made any payments of any kind to TC Group, L.L.C. or any of its Affiliates, other than (i) with respect to any interest in the

Floating Rate Notes or the Company Credit Agreement that Affiliates of TC Group, L.L.C. may hold, or (ii) payments to portfolio companies of investment funds managed by Carlyle Investment Management, LLC or its Affiliates (“Carlyle Portfolio Companies”) in the ordinary course of business.
          (d) Since December 31, 2009, through and including the date of this Agreement, neither the Company nor any of its Subsidiaries has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of Acquiror pursuant to Sections 6.1(a), 6.1(b), 6.1(d), 6.1(e), 6.1(f), 6.1(g), 6.1(i), 6.1(j), 6.1(k), 6.1(l) or 6.1(o).
     4.23 Brokers’ Fees. Except as set forth on Schedule 4.23 (which fees shall be the sole responsibility of the Company), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or the Contemplated Public Offering based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates and none have any ongoing contractual right following termination of the Contemplated Public Offering to receive compensation from or to serve as banker, advisor or underwriter in connection with any future debt or equity offering by the Company or any of its Subsidiaries.
     4.24 Fees and Expenses. Schedule 4.24 sets forth (i) the transaction fees and expenses incurred by the Company and its Subsidiaries as of the date hereof, (ii) all transaction fees and expenses, that, as of the date hereof, the Company and its Subsidiaries are obligated to pay and (iii) a good faith estimate of all other transaction fees and expenses that, as of the date hereof, the Company and its Subsidiaries expect to pay, upon consummation of the transactions contemplated hereby. For the purposes of this Section 4.24, “transactions” is deemed to include the Contemplated Public Offering.
     4.25 Related Party Transactions. Except (i) as disclosed on Schedule 4.25, (ii) for Contracts entered into in the ordinary course of business with, and ordinary course transactions pending with, Carlyle Portfolio Companies, (iii) for any employment relationships (including employment agreements) and the payment of benefits and compensation, and reimbursement or advancement of expenses in connection therewith, (iv) for any interest in the Floating Rate Notes or the Company Credit Agreement that Affiliates of TC Group, L.L.C. may hold and (v) any Contracts, transactions or arrangement among the Company or any of its Subsidiaries, on the one hand, and one or more other Subsidiaries of the Company, on the other hand, no Affiliate of the Company or any Company Subsidiary is currently a party to any Contract, or has otherwise entered into any transaction that is currently pending with the Company or any Company Subsidiary (any of the foregoing, subject to such exceptions, an “Affiliate Arrangement”).
     4.26 No Additional Representation or Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates. Without limiting the foregoing or the representations and warrants made herein, Acquiror and Merger Sub acknowledge that Acquiror, together with its advisors, has made its own investigation of the Company and its Subsidiaries and is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise. For the purposes herein, any information provided to, or made available to, Acquiror or Merger Sub by the Company and its Subsidiaries shall include any and all information that may be contained or posted in any electronic data room established by the Company or its representatives in connection with the transactions contemplated by this Agreement.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
          Acquiror and Merger Sub represent and warrant to the Company as of the date of this Agreement as follows:
     5.1 Corporate Organization. Acquiror has been, and Merger Sub will be, duly incorporated and is validly existing as a corporation under the Laws of the jurisdiction of its incorporation and has or will have the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the certificate of incorporation of each of Acquiror and Merger Sub, in its respective jurisdiction of incorporation, and their constitution and bylaws, respectively, certified by a director of Acquiror and the secretary of Merger Sub, respectively, previously delivered or to be delivered pursuant to Section 7.5 by Acquiror to the Company, are true, correct and complete. Acquiror is, and Merger Sub will be, duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby.
     5.2 Due Authorization. Acquiror has, and Merger Sub will have, all requisite corporate power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Acquiror, and no other corporate proceeding on the part of Acquiror is necessary to authorize this Agreement (other than the adoption of this Agreement by the sole stockholder of Merger Sub, which adoption will occur immediately following execution of this Agreement by Merger Sub). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will be duly and validly authorized and approved by the Board of Directors of Merger Sub, and no other corporate proceeding on the part of Merger Sub is necessary to authorize this Agreement (other than the adoption of this Agreement by Acquiror in its capacity as the sole stockholder of Merger Sub, which adoption will occur immediately following execution of this Agreement by Merger Sub). This Agreement has been duly and validly executed and delivered by Acquiror and will be duly and validly executed and delivered by Merger Sub; and this Agreement constitutes a legal, valid and binding obligation of Acquiror and will constitute a legal, valid and binding obligation of Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
     5.3 No Conflict. Except as set forth on Schedule 5.3, the execution and delivery of this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of any applicable Law, the certificate of incorporation, bylaws or other organizational documents of Acquiror or any Affiliate of Acquiror (including Merger Sub), or any agreement, indenture or other instrument to which Acquiror or any Affiliate of Acquiror (including Merger Sub) is a party or by which Acquiror or any Affiliate of Acquiror (including Merger Sub) may be bound, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of Acquiror or any Affiliate of Acquiror (including Merger Sub) or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien, except to the extent that the occurrence of the foregoing would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement.
     5.4 Litigation and Proceedings. There are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or, to the knowledge of Acquiror, investigations, pending before or by any Governmental Authority or, to the knowledge of Acquiror, threatened, against Acquiror or Merger Sub which, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Acquiror or Merger Sub which could reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement.
     5.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act or any similar foreign Law and (ii) as otherwise disclosed on Schedule 5.5; except such consents, approvals, authorizations, designation, declarations or filings the failure of which to make or obtain would not reasonably be expected to have a material adverse effect on the consummation of the transactions contemplated hereby.
     5.6 Financial Ability. Acquiror and Merger Sub have, and will have at the Closing, cash on hand and/or undrawn amounts available under existing credit facilities necessary to consummate the transactions contemplated by this Agreement, including (i) paying the Merger Consideration at Closing, (ii) effecting the repayment or refinancing of all funded indebtedness of the Company as of the Closing Date and (iii) paying all related fees and expenses. Neither Acquiror nor Merger Sub has incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would impair or adversely effect such resources in a manner that would reasonably be expected to cause Acquiror or Merger Sub to be unable to discharge the payment obligations referred to in this Section 5.6.
     5.7 Brokers’ Fees. Except fees described on Schedule 5.7 (which fees shall be the sole responsibility of Acquiror), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates.
     5.8 Solvency; Surviving Corporation After the Merger. None of Acquiror or Merger Sub is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and after giving effect to the Merger, at and immediately after the Effective Time, each of Acquiror and the Surviving Corporation and its Subsidiaries (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due); (ii) will have adequate capital and liquidity with which to engage in its business; and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.
     5.9 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub acknowledge and agree that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing or any of the representations and warranties in Article IV, it is understood that any cost estimates, financial or other projections or other predictions contained in any “data room” or reviewed by Acquiror pursuant to the Confidentiality Agreement or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any inventory, equipment, vehicles, assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.
     5.10 Acquisition of Interests for Investment. Acquiror has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the Merger. Acquiror confirms that the Company has made available to Acquiror and Acquiror’s agents the opportunity to ask questions of the officers and management employees of the Company and its Subsidiaries as well as access to the documents, information and records of the Company and its Subsidiaries and to acquire additional information about the business and financial condition of the Company and its Subsidiaries, and Acquiror confirms that it has made an independent investigation, analysis and evaluation of the Company and its Subsidiaries and their respective properties, assets, business, financial condition, documents, information and records. Acquiror is acquiring the stock of the Surviving Corporation for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling common stock of the Surviving Corporation. Acquiror understands and agrees that common stock of the Surviving Corporation may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under such Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.
ARTICLE VI.
COVENANTS OF THE COMPANY
     6.1 Conduct of Business. From the date of this Agreement through the Closing, the Company shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement or as consented to by Acquiror in writing (which consent to any item not listed in clause (a), (b), (d), (g), (i), (j) or (m) of this Section 6.1 shall not be unreasonably conditioned, withheld, delayed or denied), (i) operate its business in the ordinary course and substantially in accordance with past practice and (ii) use its reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees. Without limiting the generality of the foregoing, except as set forth on Schedule 6.1 or as consented to by Acquiror in writing (which consent to any item not listed in clause (a), (b), (d), (g), (i), (j) or (m) of this Section 6.1 shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement:
          (a) change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, except as otherwise required by Law;
          (b) make or declare any dividend or distribution to the stockholders of the Company;
          (c) terminate or materially and adversely amend any Material Contract or enter into any new Contract that would constitute a Material Contract if it existed on the date hereof, except, in each case, in the ordinary course of business, consistent with past practice;
          (d) amend any Affiliate Arrangement in a manner adverse to the Company or enter into any new Affiliate Arrangement;
          (e) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties (including, without limitation, Owned Real Property) other than the disposition of obsolete or worn-out assets and sales of inventory, in each case in the ordinary course of business, consistent with past practice;

          (f) (i) except as otherwise required by Law, existing Company Benefit Plans or other Contracts, take any action with respect to the grant of any material severance or termination pay (other than pursuant to policies or agreements of the Company or any of its Subsidiaries in effect on the date of this Agreement) which will become due and payable after the Closing Date; (ii) make any material change in the key management structure of the Company or any of its Subsidiaries, including the hiring of additional officers or the termination of existing officers, other than in the ordinary course of business, consistent with past practice; (iii) amend any Company Benefit Plan, other than in a manner that does not materially enhance any benefits provided under, or materially increase the cost of such Company Benefit Plan; and (iv) enter into any new material employment, consulting or similar agreement or amend any existing employment agreement;
          (g) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;
          (h) make any loans or advances to any Person, except for (i) to or from Subsidiaries, (ii) advances to employees or officers of the Company or any of its Subsidiaries for expenses incurred in the ordinary course of business, consistent with past practice or (iii) advances to Persons other than employees or officers of the Company or any of its Subsidiaries in the ordinary course of business, consistent with past practices;
          (i) redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock;
          (j) adjust, split, combine or reclassify any of its capital stock;
          (k) implement or adopt any change in its accounting principles, other than as may be required by applicable Law, GAAP or regulatory guidelines;
          (l) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
          (m) (i) other than pursuant to borrowings under facilities in existence as of the date hereof and set forth on Section 4.13(a)(iii) of the Schedules to this Agreement, incur, assume or guarantee any indebtedness for borrowed money other than (x) the replacement or renewal of letters of credit in existence as of the date hereof with new letters of credit in the same or a lesser amount or (y) entry into new letters of credit or increasing existing letters of credit, other than in the ordinary course of business, consistent with past practice, (ii) cancel or waive any claims under any material indebtedness or amend or modify adversely to the Company in any material respect the terms relating to any such indebtedness, (iii) other than in the ordinary course of business consistent with past practice, assume, guarantee, endorse or otherwise as an accommodation become responsible for funded indebtedness of any Person other than the Company or any of its Subsidiaries or (iv) grant any mortgage, deed of trust, pledge or security interest on any asset other than in connection with or pursuant to indebtedness outstanding on the date of this Agreement or in connection with or pursuant to other borrowings not prohibited by this clause (m);
          (n) settle or compromise any litigation, audit, claim or action against Company or any of its Subsidiaries other than settlements or compromises of litigations, audits, claims or actions (i) for which the amounts paid in settlement or compromise do not exceed the reserves set forth in the Financial Statements by more than $1,000,000 individually or $5,000,000 in the aggregate or (ii) that do not involve a grant of injunctive relief against the Company or any of its Subsidiaries that would be material to their business as a whole;
          (o) make, amend or change any material Tax election, make a request for a Tax ruling or enter into a closing agreement, settle or compromise any material Tax liability or Tax claims, file any amendments to any previously filed Tax Returns, or surrender any right to claim any amount of refund of any Taxes; or
          (p) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.1.
     6.2 Inspection and Certain Information.
          (a) Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure (provided that the Company shall endeavor to make such information available in a manner that does not violate such obligations or restrictions or such privilege), the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access, during normal business hours, in such manner as to not unreasonably interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, however, that Acquiror shall not be permitted to perform any environmental sampling at any Owned Real Property or Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. In addition, during the period beginning on the date of this Agreement and ending on the Closing Date, the Company shall, and shall cause each of its Subsidiaries, to cooperate reasonably with Acquiror regarding any reasonable Tax information requests made by Acquiror and shall provide Acquiror with any such additional information as Acquiror shall reasonably request, including requests concerning tax basis, earnings and profits and the status of entities as partnerships or disregarded entities for U.S. federal income tax purposes.
          (b) As soon as reasonably practicable after the date of this Agreement, the Company shall provide Acquiror with (i) a list of all letters of credit of the Company and its Subsidiaries currently outstanding under the Company Credit Agreement as well as all outstanding letters of credit collateralized with cash, (ii) a list of all Owned Real Property that sets forth the address and owner of each parcel of Owned Real Property, and (iii) a list of all Leased Real Property that sets forth the address, landlord and tenant for each Real Property Lease. The Company will also provide Acquiror on a reasonably prompt basis with copies of any letters of credit entered into or amended after the date of this Agreement by the Company and its Subsidiaries.
          (c) No investigation pursuant to this Section 6.2 or information provided, made available or delivered to Acquiror pursuant to this Agreement (other than the Schedules to this Agreement) shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.
     6.3 HSR Act and Foreign Antitrust Approvals. In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and (ii) as soon as practicable, make such other filings with any similar foreign Governmental Authorities as may be required under any applicable similar foreign Law. The Company shall use reasonable best efforts to substantially comply with any Antitrust Information or Document Requests.
     6.4 Termination of Affiliate Arrangements. Prior to the Closing, all Affiliate Arrangements shall be terminated without payment by or further liability or obligation to the Company or any of its Subsidiaries and evidence of same shall be provided to the reasonable satisfaction of Acquiror. Other than quarterly management fees paid in arrears and expense reimbursement payments due under the Management Agreement for periods prior to the Closing Date, including a pro rata portion for the quarter in which the Closing occurs (all of which will not exceed $750,000), no amounts shall be paid by the Company or any of its Subsidiaries pursuant to the Management Agreement from and after the date hereof.
     6.5 No Solicitation. Unless and until this Agreement will have been terminated in accordance with its terms, the Company shall not (and the Company shall cause its Subsidiaries not to) directly, indirectly or through their officers, shareholders, directors, employees, affiliates, and their respective financial advisors, consultants, attorneys and other agents and representatives (“Representatives”), engage in negotiations or discussions with, or furnish any confidential information or data to or access to the books, records, assets, business or personnel of the Company to, or solicit, encourage, or respond to any proposals or inquiries from, or enter into any agreements with, any third party (or authorize or consent to any of the foregoing actions) relating to (i) any sale or other disposition of all or substantially all assets of the Company and any of its Subsidiaries, taken as a whole; (ii) any merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries; or (iii) any direct or indirect acquisition of beneficial ownership of twenty percent (20%) or more of the equity securities of the Company, other than, in each case, with Acquiror or its Affiliates. The Company shall (and the Company shall cause its Subsidiaries to) immediately terminate and cause to be terminated any and all existing discussions or negotiations with any Persons (other than Acquiror and its Affiliates) conducted heretofore with respect to any of the actions described in the first sentence of this Section 6.5.

     6.6 Cooperation with Financing. Prior to the Closing, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to cooperate (and cause its representatives to cooperate) with Acquiror in connection with the arrangement of customary senior debt and high-yield debt financings to finance the transactions contemplated hereby (the “Debt Financing”), as may be reasonably requested by Acquiror (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries and provided that such requested cooperation is of the type customarily provided in connection with senior debt and high-yield debt acquisition financings), including (i) participation at reasonable times in a reasonable number of meetings, drafting sessions, presentations, road shows, and rating agency and due diligence sessions, (ii) using reasonable best efforts to furnish Acquiror and its financing sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Acquiror, including financial statements and projections, pro forma financial information, financial data, audit reports, comfort letters and similar information and materials, and other information of the type that would be required by Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of non-convertible debt securities of the Company, (iii) reasonably assisting Acquiror and its financing sources in the preparation of (A) offering documents, tender and solicitation documents (if required), private placement memoranda, bank information memoranda, high-yield offering prospectuses or memoranda and similar documents for any portion of the Debt Financing and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Acquiror and its financing sources for any portion of the Debt Financing, (v) reasonably cooperating with Acquiror’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing, (vi) using commercially reasonable efforts to assist Acquiror in obtaining surveys, appraisals, legal opinions, title insurance, consents, landlord waivers and estoppels, non-disturbance agreements and other documentation and items relating to real estate collateral under the Debt Financing as reasonably requested by Acquiror, (vii) using reasonable best efforts to execute any pledge and security documents, other definitive financing documents, or other certificates (including a certificate of the chief financial officer of the Company with respect to solvency of the Company and its Subsidiaries on a consolidated basis to the extent required in connection with the Debt Financing), legal opinions (or back-up therefore) or documents, as may be reasonably requested by Acquiror (including consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise facilitating the pledging of collateral under the Debt Financing, (viii) using reasonable best efforts to take all actions reasonably necessary to (x) permit the prospective financing sources involved in the Debt Financing to evaluate the Company and its and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (y) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, provided that such accounts, agreements and arrangements shall not become active or take effect until the Effective Time, (ix) using reasonable best efforts to provide Acquiror and relevant financing sources with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including without limitation the PATRIOT ACT), and (x) using reasonable best efforts to provide supporting data and information as is reasonably required to enable Acquiror to prepare any schedule describing the material qualitative and quantitative differences between the

Company’s financial statements prepared in accordance with GAAP and the Company’s financial statements prepared in accordance with International Financial Reporting Standards in connection with the Debt Financing; provided, in each case, that (A) none of the Company or any of its Subsidiaries shall be required to incur any liability in connection with the Debt Financing prior to the Effective Time, (B) the pre-Closing Board of Directors of the Company and the directors, managers and general partners of the Company Subsidiaries shall not be required to adopt resolutions approving (x) the agreements, documents and instruments pursuant to which the Debt Financing is obtained, or (y) any other action to be taken to effect the Debt Financing and (C) no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time, provided, further, that the Company shall cooperate with Acquiror, if requested by Acquiror, to appoint Acquiror’s designees to the Board of Directors or similar governing bodies of the Subsidiaries of the Company, as of the Closing Date, for the purpose of taking corporate action related to the Debt Financing as of the Closing. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.
          Acquiror and Merger Sub shall jointly and severally indemnify, defend and hold harmless the Company, its Subsidiaries and the pre-Closing directors and officers of the Company and its Subsidiaries from and against any liability or obligation to providers of the Debt Financing in connection with the Debt Financing (other than to the extent such losses arise from the willful misconduct of or intentional breach of this Agreement by the Company, any of its Subsidiaries or their respective officers, directors, advisors and representatives and any information utilized in connection therewith, other than historical information relating to the Company or its Subsidiaries provided by the Company in writing specifically for use in the Debt Financing offering documents.). Acquiror shall promptly upon the Company’s written request reimburse the Company for all out-of-pocket costs and expenses (including fees and disbursements of counsel) incurred by the Company or its Subsidiaries in their compliance with this Section 6.6.
     6.7 Employee Review. Prior to the Closing Date, the Company shall use its reasonable best efforts to ensure that the accelerated vesting of any stock options, and the payment of any other amounts (whether or not accelerated) to a “disqualified individual” (as defined in Section 280G(c) of the Code) in connection with the transactions contemplated hereunder, will not result in the disallowance of a deduction to the Company under Section 280G of the Code, including using its reasonable best efforts (a) to solicit the requisite approval of the Company’s direct or indirect stockholders, in a manner that meets the shareholder approval requirements of Section 280G(b)(5) of the Code and Treasury Regulation Section 1.280G-1, Q/A-7, and (b) to obtain a waiver from each such “disqualified individual” entitled to receive a “parachute payment” (as defined in Section 280G(b) of the Code) in connection with the transactions contemplated hereunder of his or her right to receive such payment. The Company shall provide Acquiror with drafts of all such solicitation materials and consents for review and comment prior to delivery to stockholders or disqualified individuals, as applicable, and shall consider all such comments in good faith. If, within three weeks of the date hereof, the Company shall have failed to obtain a waiver from each such “disqualified individual” entitled to receive a “parachute payment” (as defined in Section 280G(b) of the Code) in connection with the transactions contemplated hereunder of his or her right to receive such payment, then the Company shall take such actions in connection with reducing the potential impact, if any, on the Company and its Subsidiaries of the provisions of Section 280G of the Code as may be reasonably requested by Acquiror (provided, that such actions do not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including, but not limited to, accelerating the vesting of Restricted Shares in 2010 and/or paying bonuses for 2010 services in 2010.
     6.8 Withdrawal of the IPO Registration Statement. As soon as reasonably practicable following the date hereof, but in no event more than two business days following the date hereof, the Company and its Subsidiaries shall (i) file a written withdrawal request with the SEC with respect to the IPO Registration Statement pursuant to Rule 477 under the Securities Act and (ii) provide notice to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. that the Company does not intend to proceed with the offering contemplated by the IPO Registration Statement. Without the consent of Acquiror, the Company and its Subsidiaries shall not enter into any Contract with or make any payment to either such investment bank or any other prospective underwriter in the Contemplated IPO with respect to the transactions contemplated by the IPO Registration Statement.
     6.9 Real Property Holding Company. On or prior to Closing (but in no event earlier than within thirty (30) days of the Closing), the Company shall have delivered to Acquiror a certificate of the Company certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, which certificate complies with the requirements of Section 1445 of the Code and the regulations thereunder.
     6.10 Notice to Stockholders. On or before the tenth (10th) Business Day following the execution and delivery of the written consent of the Company’s stockholders required to approve this Agreement and the transaction contemplated hereby, the Company shall deliver to holders of Common Stock, in accordance with Section 228 of the DGCL, a notice of the approval of this Agreement and the transactions contemplated hereby.
ARTICLE VII.
COVENANTS OF ACQUIROR
     7.1 HSR Act and Foreign Antitrust Approvals.
          (a) In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly but in no event later than December 3, 2010, with the notification and reporting requirements of the HSR Act and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and (ii) as soon as practicable but in no event later than ten (10) Business Days after the date hereof, make such other filings with any foreign Governmental Authorities as may be required under any applicable similar foreign Law. Acquiror shall substantially comply with any Antitrust Information or Document Requests.
          (b) Acquiror shall exercise its best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable under any foreign antitrust or competition laws and (ii) prevent the entry in any Action brought by an Antitrust Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.
          (c) Acquiror shall cooperate in good faith with the Antitrust Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Antitrust Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Termination Date. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of Acquiror to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in Article IX.
          (d) Acquiror shall promptly furnish to the Company copies of any notices or written communications received by Acquiror or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement. Acquiror agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.
          (e) Acquiror shall be solely responsible for and pay all filing fees payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement.
     7.2 Indemnification and Insurance.
          (a) For a period of six (6) years after the Effective Time, Acquiror shall cause the Surviving Corporation to continue to indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or any of its Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law); provided, that any person to whom expenses are advanced shall provide an undertaking to the Surviving Corporation to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Without limiting the foregoing, Acquiror shall cause the Surviving Corporation and each of its Subsidiaries to maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificates of incorporation, bylaws and other organizational documents of the Company or such Subsidiary, as applicable, in each case, as of the date of this Agreement.
          (b) For a period of six (6) years from the Effective Time, Acquiror shall cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not materially less favorable than the terms of such current insurance coverage; provided, that (i) Acquiror or the Surviving Corporation may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.2 shall be continued in respect of such claim until the final disposition thereof.
          (c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.2 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Acquiror and the Surviving Corporation. In the event that Acquiror or the Surviving Corporation consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made such that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.2.
     7.3 Employment Matters.

          (a) For a period of one year following the Closing Date, Acquiror shall or shall cause the Surviving Corporation to maintain for employees who continue in the employ of Acquiror, the Surviving Corporation or any of their Subsidiaries following the Closing Date (“Continuing Employees”), (i) a base salary or wages that are no less favorable than, (ii) variable/incentive/bonus pay programs that are substantially similar in value (excluding any value attributable to equity and equity-based compensation) to, and (iii) other benefit plans and arrangements that are substantially comparable in the aggregate to, in each of clauses (i), (ii) and (iii), those provided to the Continuing Employees immediately prior to the Closing. This Section 7.3 shall not limit the obligation of Acquiror to maintain any compensation arrangement or benefit plan that, pursuant to an existing contract, must be maintained for a period longer than one year. No provision of this Agreement shall be construed as a guarantee of continued employment of any Continuing Employee and this Agreement shall not be construed so as to prohibit Acquiror or any of its Subsidiaries from having the right to terminate the employment of any Continuing Employee, provided that any such termination is effected in accordance with applicable Law.
          (b) From and after the Closing, Acquiror shall give each Continuing Employee full credit for all purposes (including for purposes of eligibility to participate, level of benefits, early retirement eligibility and early retirement subsidies, vesting and benefit accrual) under any employee benefit plans, arrangements, collective agreements and employment-related entitlements (including under any applicable pension, 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance or separation pay plans) provided, sponsored, maintained or contributed to by Acquiror or any of its Subsidiaries for such Continuing Employee’s service with the Company or any of its Subsidiaries, and with any predecessor employer, to the same extent recognized by the Company or any of its Subsidiaries, except to the extent such credit would result in the duplication of benefits for the same period of service. Notwithstanding the foregoing, to the extent permitted under applicable Law, Acquiror shall not be required to provide credit for such service for benefit accrual purposes under any employee benefit plan of Acquiror that is a defined benefit pension plan.
          (c) Acquiror shall (i) waive for each Continuing Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Acquiror or any of its Subsidiaries applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Continuing Employee under the terms of the welfare plans of the Company and its Subsidiaries, and (ii) give full credit under the welfare plans of Acquiror and its Subsidiaries applicable to each Continuing Employee and his or her dependents for all co- payments and deductibles satisfied prior to the Closing in the same plan year as the Closing, and for any lifetime maximums, as if there had been a single continuous employer.
          (d) Subject to the foregoing provisions of this Section 7.3, nothing in this Agreement shall be interpreted as limiting the power of Acquiror or the Surviving Corporation to amend or terminate any specific Company Benefit Plan or any other individual employee benefit plan, program, Contract or policy. Nothing in this Agreement shall be interpreted as an amendment or other modification of any Company Benefit Plan or any benefit plan of Acquiror or any other employee benefit plan, program or arrangement or the establishment of any employee benefit plan, program or arrangement. Nothing herein shall be deemed to be a guarantee of employment for any Continuing Employee, or to restrict the right of the Surviving Corporation, Acquiror or any of their respective subsidiaries to terminate or cause to be terminated the employment of any Continuing Employee at any time for any or no reason with or without notice. Acquiror and the Company acknowledge and agree that all provisions contained in this Section 7.3 are included for the sole benefit of Acquiror, the Company, the Surviving Corporation and their respective subsidiaries, and that nothing in this Section 7.3, whether express or implied, shall create any third party beneficiary or other rights (A) in any other Person, including any employees, former employees, any participant in any employee benefit plan, program or arrangement (or any dependent or beneficiary thereof) of Acquiror, the Company or the Surviving Corporation or any of their respective subsidiaries or (B) to continued employment with Acquiror, the Company, the Surviving Corporation, or any of their respective subsidiaries or continued participation in any employee benefit plan, program or arrangement.
     7.4 Financing. In the event that Acquiror, Merger Sub and/or an Affiliate obtain one or more debt commitment letters relating to all or any part of the Debt Financing (the “Commitment Letters”), Acquiror shall promptly provide the Company copies of the executed Commitment Letters. Acquiror shall give the Company prompt notice (A) if and when Acquiror or Merger Sub becomes aware that any portion of the Debt Financing contemplated by any Commitment Letter may not be available to consummate the Merger, and (B) of any termination of any Commitment Letter. Acquiror and Merger Sub shall keep the Company informed on a reasonably current basis in reasonable detail of the status of their efforts to arrange the Debt Financing or Alternative Financing and provide to the Company copies of executed copies of the definitive documents related to the Debt Financing or Alternative Financing (excluding any fee letters, engagement letters or other agreements that, in accordance with customary practice, are confidential by their terms). If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the applicable Commitment Letter and if Acquiror and Merger Sub obtain alternative financing (“Alternative Financing”), the provisions of this Section 7.4 shall be applicable to the Alternative Financing. Acquiror and Merger Sub shall provide notice to the Company promptly upon receiving the Debt Financing or, if applicable, the Alternative Financing. Notwithstanding the foregoing, compliance by Acquiror with this Section 7.4 shall not relieve Acquiror of its obligation to consummate the transactions contemplated by this Agreement, whether or not the Debt Financing or the Alternative Financing is available.
     7.5 Other Matters. Prior to the close of business on the second Business Day after the date of this Agreement, Acquiror shall (i) incorporate Merger Sub in the State of Delaware and cause Merger Sub to enter into this Agreement, (ii) deliver to the Company a copy of the certificate of incorporation of Merger Sub, certified by the Secretary of State of the State of Delaware, and a copy of the bylaws of Merger Sub, certified by the Secretary of Merger Sub, (iii) cause Merger Sub and its stockholders to adopt, ratify and approve this Agreement and (iv) cause Merger Sub to execute and deliver a copy of this Agreement to the Company. For the avoidance of doubt, this Agreement shall be binding upon and effective as against Acquiror and the Company as of the date hereof. Acquiror shall not take, or permit any Affiliate to take, any action prohibited by paragraph 4 of that certain letter agreement, dated the date hereof, between TC Group, L.L.C. and Acquiror.

ARTICLE VIII.
JOINT COVENANTS
     8.1 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Merger, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transaction contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall the Company or any of its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the Merger pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party.
     8.2 Termination of Indebtedness.
          (a) The Company shall use commercially reasonable efforts to negotiate a payoff letter from the agent under that certain Credit Agreement (the “Company Credit Agreement”), dated September 23, 2010, among UCI, as borrower, the Company and UCI Acquisition Holdings, Inc., as guarantors, Bank of America, N.A., as administrative agent, Banc of America Securities LLC and Deutsche Bank Securities Inc., as joint lead arrangers and joint bookrunners, Deutsche Bank Securities Inc., as syndication agent and General Electric Capital Corporation and KeyBank NA, as co-documentation agents, in customary form with respect to the indebtedness of the Company and its Subsidiaries under such Company Credit Agreement which payoff letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations related to such indebtedness as of the Closing Date (the “Payoff Amount”) and (ii) state that all liens in connection therewith relating to the assets of the Company or any Subsidiary of the Company shall be, upon the payment of the Payoff Amount on the Closing Date, released (the payoff letter described in this sentence being referred to as the “Payoff Letter”). The Company shall use reasonable best efforts to, and shall use reasonable best efforts to cause its Subsidiaries to, deliver all notices and take all other actions reasonably requested by Acquiror (including cash collateralizing letters of credit issued under the Company Credit Agreement, if any, so long as the amount of cash collateral is included in the Payoff Amount and provided by Acquiror as contemplated below) to facilitate the termination of commitments under the Company Credit Agreement, the repayment in full of all obligations then outstanding thereunder (using funds provided by Acquiror or Merger Sub) and the release of all liens in connection therewith on the Closing Date (such termination, repayment and release, the “Credit Agreement Termination”); provided, that in no event shall this Section 8.2(a) require the Company or any of its Subsidiaries to cause such Credit Agreement Termination unless the Closing shall have occurred and Acquiror or Meger Sub shall have provided to the Company funds to pay in full the Payoff Amount. Concurrently with the Closing, Acquiror shall (or shall cause Merger Sub to) pay to the administrative agent under the Company Credit Agreement all amounts required pursuant to the terms of the Company Credit Agreement and specified in the Payoff Letter to effect the Credit Agreement Termination.
          (b) If requested by Acquiror in writing, the Company shall (or shall cause UCI), not fewer than 15 days prior to the Closing, comply with Section 3.01 of the indenture (the “Indenture”) governing the terms of the Floating Rate Senior PIK Notes of UCI Due 2013 (the “Floating Rate Notes”), or use reasonable best efforts to obtain the agreement of the trustee under the Indenture to waive compliance with Section 3.01 of the Indenture, in connection with the redemption, satisfaction and discharge of the Floating Rate Notes; provided that the Company shall not be required to deliver any document or take any action to the extent the Company in good faith believes that such delivery or action would result in or give rise to the redemption of or an obligation to redeem the Floating Rate Notes if the Closing does not occur, a breach of or default under, or an obligation to satisfy or discharge, the Floating Rate Notes if the Closing does not occur or otherwise result in any material and adverse consequence under the Indenture. If requested by Acquiror in writing, the Company shall (or shall cause UCI to), to the extent permitted by the Floating Rate Notes and the Indenture, substantially simultaneously with the Effective Time (i) issue a notice of optional redemption in respect of the Floating Rate Notes pursuant to the redemption provisions of the applicable Indenture, and (ii) take such other actions reasonably requested by Acquiror in writing to facilitate the satisfaction and discharge of the Floating Rate Notes pursuant to the satisfaction and discharge provisions of the applicable Indenture; provided that prior to or simultaneously with the Company being required to take any of the actions described in clauses (i) and (ii) above, Acquiror shall have, or shall have caused to be, deposited with the trustee under the Indenture sufficient funds to effect such redemption and satisfaction and discharge. The Company shall, and shall cause UCI and its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Acquiror in connection with such redemption, satisfaction and discharge of the Floating Rate Notes.
ARTICLE IX.
CONDITIONS TO OBLIGATIONS
     9.1 Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:
          (a) All waiting periods under the HSR Act applicable to the Merger shall have expired or been terminated.
          (b) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger.
     9.2 Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

          (a) (i) The representation and warranties of the Company contained in Sections 4.1, 4.3, 4.4(i), 4.6(a), 4.6(c) (other than with respect to disclosure of the number of Options outstanding) 4.22(c), 4.23 and 4.24 shall be true and correct in all respects, and the representations and warranties of the Company contained in Sections 4.7 and 4.25 shall be true and correct in all material respects, as of the Closing Date, as if made anew at and as of that time, except, in each case, for representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct at and as of such date (in each case, after giving effect to any efforts to cure by the Company); and (ii) all remaining representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualifiers contained therein) as of the Closing Date, as if made anew at and as of that time (except for representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct at and as of such date), except for, in each case for the representations and warranties which are the subject of this clause (ii), (x) any inaccuracy or omission that would not reasonably be expected to have a Material Adverse Effect and (y) changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement.
          (b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.
          (c) The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled.
          (d) Since the date of this Agreement, no event, change or circumstance shall have occurred that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     9.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
          (a) Each of the representations and warranties of Acquiror contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement.
          (b) Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects.
          (c) Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.

ARTICLE X.
TERMINATION/EFFECTIVENESS
     10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:
          (a) by written consent of the Company and Acquiror;
          (b) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to ten (10) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before the Termination Date, (iii) the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction (other than as a result of a breach of this Agreement by Acquiror or Merger Sub) or (iv) if the Stockholder Approval has not been obtained by 11:59 p.m. on the date hereof; or
          (c) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach (other than a breach of Acquiror’s obligation to consummate the Closing) is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to ten (10) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction (other than as a result of a breach of this Agreement by the Company).
     10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall, subject to the last sentence of this Section 10.2, forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than (i) liability of the Company for any material breach of a covenant of the Company set forth herein occurring prior to such termination and (ii) as set forth in Section 10.3. Notwithstanding the foregoing, the provisions of Section 10.2, Section 10.3, Article XI, the indemnification and reimbursement obligations in the last two sentences of Section 6.6 and the Confidentiality Agreement, shall survive any termination of this Agreement.

     10.3 Liquidated Damages.
          (a) Acquiror agrees that if (i) this Agreement is terminated pursuant to Section 10.1(b)(ii), Section 10.1(c)(i) or Section 10.1(c)(ii), (ii) immediately prior to such termination, all conditions set forth in Sections 9.1 and 9.2 have been satisfied in full (or would be satisfied with deliveries at the Closing) or waived in writing by the Company, and remain so satisfied and/or waived, as applicable, other than (A) conditions that, by their nature, can only be satisfied as of the Closing and (B) any condition that was not satisfied solely as a result of a breach of this Agreement by Acquiror, and (iii) Acquiror has committed a material breach of this Agreement, which breach has not been cured by Acquiror or waived in writing by the Company on or before the date and time of such termination, then Acquiror shall pay to the Company $100,000,000 (the “Termination Fee”) in immediately available funds within two (2) Business Days of the date of such termination. Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated, the Company’s receipt of the Termination Fee from Acquiror pursuant to this Section 10.3(a) shall be the sole and exclusive remedy of the Company against Acquiror and Merger Sub and any of their respective former, current or future stockholders, managers, members, directors, partners, officers, Affiliates or agents for any loss, cost, liability or expense relating to or arising out of this Agreement, any agreement entered into in connection herewith, or the transactions contemplated hereby or thereby, including any breach or default under this Agreement by Acquiror or Merger Sub or any failure to consummate the transactions contemplated hereby, and upon payment of such amount following termination of this Agreement, none of Acquiror, Merger Sub or any of their respective former, current or future stockholders, managers, members, directors, partners, officers, Affiliates or agents shall have any liability or obligation relating to or arising out of this Agreement, any agreement entered into in connection herewith, or the transactions contemplated hereby or thereby.
          (b) Acquiror and the Company acknowledge and agree that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without such agreements, they would not enter into this Agreement. If, in order to obtain any payment due pursuant to this Section 10.3, the Company commences a suit that results in a judgment or award for the Company for such amount, Acquiror shall pay to the Company (i) the reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Company in connection with such suit and (ii) interest on the amount of such payment from the date such payment was due until the date of payment at a percentage interest rate equal to the prime rate of interest published in the “Money Rates” column of the Eastern Edition of The Wall Street Journal (or the average of such rates if more than one rate is indicated) on the date such payment was due, plus two percent (2%). Each of Acquiror and the Company acknowledges and agrees that the amount payable by Acquiror pursuant to Section 10.3(a) is not a penalty, but is liquidated damages in a reasonable amount that will compensate the Company and its Subsidiaries for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance upon this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and for the loss suffered by reason of the failure of such consummation, which amount would otherwise be uncertain and incapable of accurate determination. Each of Acquiror and Merger Sub covenants and agrees that it will not take any position that is in any way inconsistent with the immediately preceding sentence.

ARTICLE XI.
MISCELLANEOUS
     11.1 Survival. No representation, warranty, covenant or other agreement, in each case, contained in this Agreement, or in any certificate delivered by any of the parties hereto at Closing, shall survive the Effective Time or termination of this Agreement, except that (i) the covenants set forth in Article II, Article III, Section 7.2 and Section 7.3 hereof shall survive the Effective Time and (ii) the covenants set forth in the last three sentences of Section 6.6, Section 10.2, Section 10.3 and Article XI shall survive termination of this Agreement.
     11.2 Waiver . Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.
     11.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by telecopy or email (in each case in this clause (iv) solely if receipt is confirmed), addressed as follows:
(a)  If to Acquiror or Merger Sub, to:
Rank Group Limited
Level Nine
148 Quay Street
P.O. Box 3515
Auckland, New Zealand
Facsimile No.: +612 9268 6694
Email: Helen.golding@rankgroup.co.nz
with copies (which copies shall not constitute notice) to:
Debevoise & Plimpton
919 Third Avenue
New York, New York 10022
Attention:       Jeffrey J. Rosen
                        Kevin M. Schmidt
Facsimile No.: (212) 909-6836
Email: jrosen@debevoise.com
            kmschmidt@devevoise.com
(b)  If to the Company, prior to the Closing, to:

UCI Holdco, Inc.
14601 Highway 41 North
Evansville, IN 47725
Attention: Keith Zar
Facsimile No.: (812) 867-4157
Email: keith_zar@ucinc.com
with copies (which copies shall not constitute notice) to:
Latham & Watkins LLP
555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Attention: Daniel T. Lennon
                  Paul F. Sheridan, Jr.
Facsimile No.: (202) 637-2201
Email: daniel.lennon@lw.com
            paul.sheridan@lw.com
and to:
TC Group, L.L.C.
c/o The Carlyle Group
1001 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
Attention: Ian Fujiyama
                  Martin Sumner
Facsimile No.: (202) 347-1818
Email: ian.fujiyama@carlyle.com
            martin.sumner@carlyle.com
or to such other address or addresses as the parties may from time to time designate in writing.
     11.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided, however, that Acquiror and Merger Sub may assign, without the prior written consent of the Company, all or any portion of this Agreement and/or its rights hereunder to any of Acquiror’s financing sources as collateral security; provided that any such assignment shall not relieve Acquiror or Merger Sub from any obligations hereunder. Notwithstanding the foregoing, Acquiror may assign, without the prior written consent of the Company, all or any portion of its rights and obligations hereunder to any Affiliate of Acquiror, provided that any such assignment shall not relieve Acquiror from any obligation hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
     11.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, (i) notwithstanding the foregoing, in the event the Closing occurs, the past, present and future officers, directors and employees of the Company (and their successors, heirs and representatives) are intended third-party beneficiaries of, and shall be entitled to the protections of, Section 7.2 and Section 7.3, as applicable, (ii) from and after the Effective Time, the Pre-Closing Holders shall be intended third-party beneficiaries of, and may enforce, Article III, and (iii) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing, are intended third-party beneficiaries of, and shall be entitled to enforce, Section 11.16.
     11.6 Expenses. Each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, further, that (i) the Company shall pay all stamp tax or other transfer tax payable as a result of the Merger or the consummation of the transactions contemplated hereby, and (ii) Acquiror shall or shall cause Merger Sub (or after Closing, the Surviving Corporation) to pay all fees and expenses in connection with any financing arrangements, regardless of whether such financing fees and expenses were to be incurred by the Company or any of its Subsidiaries.
     11.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
     11.8 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     11.9 Schedules and Annexes. The Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to articles, sections, paragraphs, Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
     11.10 Entire Agreement. This Agreement (together with the Schedules and Annexes to this Agreement) and that certain Confidentiality Agreement dated as of November 20, 2010 between Acquiror and the Company (the “Confidentiality Agreement”) constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement and the Confidentiality Agreement.
     11.11 Amendments This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of the Company shall not restrict the ability of the Board of Directors of the Company to terminate this Agreement in accordance with Section 10.1 or to cause the Company to enter into an amendment to this Agreement pursuant to this Section 11.11 to the extent permitted under Section 251(d) of the DGCL.
     11.12 Publicity All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Acquiror and the Company which approval shall not be unreasonably withheld by any party.
     11.13 Severability If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
     11.14 Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
     11.15 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.
     11.16 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Acquiror under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

RANK GROUP LIMITED
By:	/s/ Gregory Alan Cole
	Name:	Gregory Alan Cole
	Title:	Director

UCI INTERNATIONAL, INC.
By:	/s/ Bruce M. Zorich
	Name:	Bruce M. Zorich
	Title:	President and CEO

The undersigned hereby accepts, agrees to and joins this Agreement as of November 29, 2010 UNCLE ACQUISITION 2010 CORP
By:	/s/ Helen Golding
	Name:	Helen Golding
	Title:	Secretary

[Signature Page to Agreement and Plan of Merger]